EXHIBIT 99.1

OptimumBank Holdings Announces Third Quarter and Nine-Month Loss

FORT LAUDERDALE, Fla., Oct. 26, 2009 (GLOBE NEWSWIRE) -- OptimumBank Holdings, Inc. (Nasdaq:OPHC), holding company for OptimumBank reported a net loss for the third quarter ended September 30, 2009 of $941,497 or $.29 per basic share compared to net income of $201,499 or $.06 per basic share for the prior year quarter ended September 30, 2008. Chairman of the Board, Albert Finch said, "The net loss for the third quarter ended September 30, 2009 was primarily a result of booking an after tax provision for loan losses of $1.2 million related to credit and collateral weaknesses in specific portfolio loans. He further explained, "The Company must be proactive in recognizing the effect of adverse market conditions on our loan portfolio in these unprecedented economic times."

The Company reported a net loss of $1,619,266 or $.49 per basic share for the nine-month period ended September 30, 2009 compared to net income of $1,019,274 or $.33 per basic share for the same period last year. The after tax provision for loan losses for the nine-month period ended September 30, 2009 amounted to $2.5 million.

The Company's assets as of September 30, 2009 increased to $269.5 million compared to $259.3 million at September 30, 2008. The Company's net loan portfolio decreased to $154.6 million at September 30, 2009 from $162.8 million at September 30, 2008. The Company's securities portfolio increased marginally to $86.9 million at September 30, 2009 compared to $85.5 million at September 30, 2008. President, Richard Browdy said, "There is always the potential for future exposure, but with the significant loan loss provision taken both for this quarter and for the year-to-date period, we believe we have adequately reserved for potential problem loans at this time. He also noted, "We do expect that our strong capital base will help us weather this challenging economic environment." The Company's approximate capital ratios at September 30, 2009 were as follows: Tier 1 Leverage ratio of 9.40%, Tier 1 Risk-Based ratio of 13.57%, and Total Risk-Based Capital ratio of 14.83%, well in excess of the required ratios of 5%, 6% and 10%, respectively, to be categorized as a "well-capitalized" institution under the regulatory guidelines.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its "OptiNet" internet banking website, located at www.optimumbank.com.

The OptimumBank Holdings, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3232

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

CONTACT:  OptimumBank Holdings, Inc.
          Richard L. Browdy, President
            (954) 776-2332
          Albert J. Finch, Chairman of the Board
            (954) 776-2332